Exhibit 99.1
2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

Christopher & Banks Corporation announces Agreement with Macellum Capital Management as to fourth new nominee for election at 2016 Annual Meeting of Stockholders

Bruce J. Klatsky, former CEO and Chairman of PVH Corporation to be a director-nominee for election at 2016 Annual Meeting

Minneapolis, MN,  April 4, 2016 --(BUSINESS WIRE)-- Christopher & Banks Corporation (NYSE: CBK), a Minnesota-based retailer of women’s apparel and accessories, today announced that in connection with the previously announced Support Agreement with Macellum Capital Management LLC ("Macellum"), the Company's Board of Directors has agreed to nominate Bruce J. Klatsky as the seventh nominee to stand for election at the Company's 2016 Annual Meeting of Stockholders (“2016 Annual Meeting”). The other six nominees include three incumbent directors, Lisa Wardell (Board Chair), LuAnn Via (President and Chief Executive Officer) and William Sharpe and three new independent director candidates, Jonathan Duskin, Kent Kleeberger, and Laura Weil.  The 2016 Annual Meeting is scheduled for June 30, 2016.

"We welcome the addition to our Board of Bruce’s extensive experience in apparel, wholesaling, brand building, licensing and retailing, as well as his experience serving on the boards of directors of companies in the apparel, retail and other industries," said Ms. Wardell.

Ms. Via added: "I look forward to working with Bruce given his proven record of success in helping businesses grow globally and create shareholder value. We are confident that his many years in the apparel industry and his public company board experience will be extremely valuable to Christopher & Banks as we continue to execute on our strategic initiatives to realize the Company’s full potential for growth and value creation."

Mr. Duskin, CEO and Portfolio Manager of Macellum commented, "I am thrilled that Bruce has agreed to stand for election to the Christopher & Banks Board.  His broad range of experience and accomplishments in the retail space will provide a valuable perspective for the Board, as LuAnn continues to execute on her strategic vision for the Company.”

About Bruce J. Klatsky

Mr. Klatsky retired as Chief Executive Officer of PVH Corporation in June 2005, and later as Chairman in December 2007, having served the Company for 36 years, 13 as CEO, and a further six as President. During his tenure as CEO of PVH, Mr. Klatsky oversaw the operations and strategic development of the company and led the transformation of a 120-year old domestic shirt manufacturer into one of the largest apparel and footwear companies in the world.  Following his retirement as CEO of PVH, Mr. Klatsky co-founded a private equity company, LNK Partners where he served as a Partner.  Mr. Klatsky serves on the Board of Directors of Perry Ellis International and Gazal Corporation Ltd., a leading Australian branded clothing company, and is currently that board’s lead independent director. Previously, Mr. Klatsky served on President Clinton’s White House Apparel Task Force and as an Advisor on U.S. trade policy to the Bush and Reagan administrations.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of April 4, 2016, the Company operates 517 stores in 45 states consisting of 315 MPW stores, 81 Outlet stores, 64 Christopher & Banks stores, and 57 stores in its women’s plus size clothing division, CJ Banks.  The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions.

These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company’s actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond the Company’s control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support its operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to the Company’s merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “For Investors” and you are urged to carefully consider all such factors.

# # #

COMPANY CONTACT:
LuAnn Via
President and Chief Executive Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:
Jean Fontana
ICR, Inc.
(203) 682-8200